Exhibit 99.1

Array BioPharma Reports Financial Results For The Fourth Quarter And Full Year Of Fiscal 2017

- New Drug Applications (NDAs) filed with FDA and Marketing Authorization Applications (MAAs) filed with EMA for binimetinib and encorafenib in BRAF-mutant advanced melanoma -

- New license, development and commercialization partnership initiated with Ono Pharmaceutical Co., Ltd. for binimetinib and encorafenib in Japan and South Korea -

- BEACON CRC Phase 3 safety lead-in and COLUMBUS Phase 3 Part 2 data to be presented at ESMO 2017; Array to host investor reception during ESMO -

- New binimetinib / PD-1 collaborations initiated with Merck and Bristol-Myers Squibb -

- Cash, Cash Equivalents and Marketable Securities as of June 30, 2017 were $235.1 million -

BOULDER, Colo., Aug. 9, 2017 /PRNewswire/ -- Array BioPharma Inc. (Nasdaq: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule cancer therapies, today reported results for its fourth quarter and full year of fiscal 2017 and provided an update on the progress of its key clinical development programs and new partnerships.

"With the NDAs filed for binimetinib and encorafenib, we look forward to working with the FDA and EMA as they review our applications," said Ron Squarer, Chief Executive Officer. "The robust PFS benefit together with the attractive tolerability profile demonstrated in COLUMBUS suggest the combination represents a potentially important addition to the MEK/BRAF treatment landscape for patients with BRAF-mutant melanoma."

COLUMBUS PHASE 3 TRIAL: NDAs filed with U.S. Food and Drug Administration (FDA) and MAAs filed with the European Medicines Agency (EMA) for binimetinib and encorafenib; COLUMBUS Part 2 data to be presented at 2017 ESMO Congress
On July 5, 2017, Array announced that it submitted two NDAs to the FDA to support use of the combination of binimetinib 45 mg twice daily and encorafenib 450 mg once daily (COMBO450) for the treatment of patients with BRAF-mutant advanced, unresectable or metastatic melanoma. The submissions are supported by data from the pivotal Phase 3 COLUMBUS study. In addition, Array's European partner, Pierre Fabre, filed the MAAs for binimetininb and encorafenib with the EMA in July 2017.

Part 1 of the COLUMBUS study showed that patients who received COMBO450 had a significantly longer progression free survival (PFS) compared to patients receiving vemurafenib. COMBO450 demonstrated a PFS of 14.9 months compared with 7.3 months observed with vemurafenib [hazard ratio (HR) 0.54, (95% CI 0.41-0.71, P<0.001)]. Part 2 of COLUMBUS was designed specifically to assess the contribution of binimetinib to the combination of binimetinib and encorafenib by reducing the dose of encorafenib to 300mg in the combination arm to allow for a comparison of equal doses across arms. In COLUMBUS Part 2, the primary analysis compared PFS in patients treated with binimetinib 45mg twice daily plus encorafenib 300mg daily (COMBO300) to patients treated with encorafenib 300mg daily as a single agent. In May 2017, Array announced top-line results that showed the mPFS for patients treated with COMBO300 was 12.9 months compared to 9.2 months for patients treated with single agent encorafenib, with HR of 0.77 [95% CI 0.61-0.97, p=0.029]. COMBO300 was generally well-tolerated and reported dose intensity and adverse events (AEs) were consistent with COMBO450 results in COLUMBUS Part 1.

A presentation of COLUMBUS Part 2 results entitled "Results of COLUMBUS Part 2: A Phase 3 Trial of Encorafenib (ENCO) Plus Binimetinib (BINI) Versus ENCO in BRAF-Mutant Melanoma," will take place at the 2017 European Society for Medical Oncology Congress (ESMO 2017) in Madrid, Spain on September 9 at 2:45 pm Central European Summer Time (CEST) (8:45 am EDT). The presentation will include progression free survival, objective response rate (ORR), dose intensity, safety and tolerability.

BEACON CRC PHASE 3 TRIAL: Safety lead-in data to be presented at 2017 ESMO and Array's investor reception on September 9, 2017; Randomized portion of trial enrolling patients
Array is advancing BEACON CRC, a global Phase 3 trial of encorafenib and Erbitux® (cetuximab), with or without binimetinib, versus standard of care in patients with BRAF-mutant colorectal cancer (CRC) who have previously received first- or second-line systemic therapy. In May 2017, Array announced that based on an attractive safety profile and with early encouraging clinical activity observed in the 30-patient safety lead-in, the randomized portion of the trial was initiated.

A presentation of data from the safety lead-in entitled "BEACON CRC: Safety Lead-In (SLI) for the Combination of Binimetinib (BINI), Encorafenib (ENCO), and Cetuximab (CTX) in Patients (Pts) with BRAFV600E Metastatic Colorectal Cancer (mCRC)," will take place at ESMO 2017 on September 9 from 1:15 – 2:15 pm CEST (7:15 – 8:15 am EDT). The presentation will include details on the safety and tolerability profile of the triplet therapy, encorafenib + binimetinib + cetuximab, as well as preliminary measures of efficacy including ORR and available durability results.

ESMO INVESTOR RECEPTION AND WEBCAST: Array will host an investor reception during ESMO 2017 where key opinion leaders in the colorectal cancer field, including Dr. Scott Kopetz, M.D. Anderson and Dr. Axel Grothey, Mayo Clinic will give presentations covering the BRAF-mutant colorectal cancer landscape and data from Array's BEACON CRC safety lead-in. The presentations will be webcast, for those who wish to participate remotely. Details of the webcast will be posted prior to the event on www.arraybiopharma.com.

Date:	Saturday, September 9, 2017
Time:	4:00-6:00 PM CEST (10:00 am – 12-noon EDT)
Location:	Neuvo Boston Hotel, Madrid, Spain
RSVP:	https://www.eiseverywhere.com/arrayesmo2017

BEACON CRC was initiated based on results from a Phase 2 study which included the combination of encorafenib and cetuximab in 50 patients with advanced BRAF-mutant CRC, and presented at the 2016 ASCO annual meeting. In this arm, median Overall Survival for these patients exceeded one year, which is more than double several separate historical standard of care published benchmarks for this population. [11-16] The objective response rate (ORR) was 22 percent; historical published benchmarks in this patient population using standard of care regimens range between 4 percent to 8 percent. [14-17]

Worldwide, colorectal cancer is the third most common type of cancer in men and the second most common in women, with approximately 1.4 million new diagnoses in 2012. Of these, nearly 750,000 were diagnosed in men, and 614,000 in women. Globally in 2012, approximately 694,000 deaths were attributed to colorectal cancer. In the U.S. alone, an estimated 135,430 patients will be diagnosed with cancer of the colon or rectum in 2017, and approximately 50,000 are estimated to die of their disease. [5] In the United States, BRAF mutations are estimated to occur in 10 to 15 percent of patients with colorectal cancer and represent a poor prognosis for these patients.[6-9] Based on Array's historical experience, only a small portion of metastatic BRAF-mutant CRC patients exhibit high levels of microsatellite instability-high (MSI-H).

ONO PHARMACEUTICAL COLLABORATION: New license, development and commercialization partnership for binimetinib and encorafenib initiated in Japan and South Korea
Array entered into a license, development and commercialization partnership with Ono Pharmaceutical for binimetinib and encorafenib. As a result of this agreement, Ono received rights to develop and commercialize binimetinib and encorafenib in Japan and South Korea.

Under the terms of the agreement, Array received an upfront payment of $31.2 million (¥3.5 billion) and retains exclusive commercialization rights for binimetinib and encorafenib in the United States, Canada and Israel. Array is entitled to receive up to an additional $156 million (¥17.3 billion) if certain development and commercial milestones are achieved. A portion of these milestones is related to the Phase 3 BEACON CRC trial. In addition, Array will be eligible for robust, tiered, double-digit royalties based on product sales in Japan and South Korea. Ono obtained the right to conduct clinical trials of binimetinib and encorafenib in Japan and South Korea, as well as participate in all future global development of binimetinib and encorafenib by contributing 12% of those future costs.

NEW CLINICAL COLLABORATIONS WITH MERCK AND BRISTOL-MYERS SQUIBB ANNOUNCED IN MSS CRC: Clinical trials with binimetinib and anti-PD-1 therapy expected to begin in the second half of 2017
Array entered into clinical research collaborations with Merck and Bristol-Myers Squibb to study binimetinib plus anti-PD-1 therapy in patients with microsatellite stable metastatic CRC (MSS CRC). The trial with Merck will investigate the safety, tolerability and efficacy of binimetinib with Merck's KEYTRUDA® (pembrolizumab). The trial with Bristol-Myers Squibb will investigate the safety, tolerability and efficacy of binimetinib in combination with Bristol-Myers Squibb's Opdivo® (nivolumab) and Opdivo + Yervoy® (ipilimumab) regimen. Array entered into these collaborations based on the growing body of preclinical and clinical evidence that the immune activity of an anti-PD-1 therapy can be enhanced when combined with a MEK inhibitor, such as binimetinib.

The Phase 1/2 studies are expected to establish recommended dose regimens and explore the preliminary anti-tumor activity of the combinations. Results from these studies, which are anticipated to begin in the second half of 2017, will be used to determine optimal approaches to further clinical development of these combinations. Under the Merck agreement, Merck will act as the sponsor of this clinical trial, and Array will supply Merck with binimetinib for use in the trial. Under the Bristol-Myers Squibb agreement, Array and Bristol-Myers Squibb will jointly support the study with Array acting as the sponsor. The majority of colorectal cancers exhibit microsatellite stability (MSS). [10]

OTHER CLINICAL UPDATES: ARRY-382 and ARRY-797 programs
Array is advancing a Phase 1/2 dose escalation immuno-oncology trial of ARRY-382 in combination with pembrolizumab (Keytruda®), a PD-1 antibody, in patients with advanced solid tumors, including melanoma and non-small cell lung cancer. ARRY-382 is a wholly-owned, highly selective and potent, small molecule inhibitor of CSF-1R kinase activity.

Array plans to initiate a Phase 3 trial of ARRY-797, an oral, selective p38 MAPK inhibitor, in patients with LMNA A/C-related dilated cardiomyopathy later this year as it evaluates options regarding the asset, including advancing it internally, partnering the program for further development and commercialization or creating a separate company. LMNA A/C-related dilated cardiomyopathy is a rare, degenerative cardiovascular disease caused by mutations in the LMNA gene and characterized by poor prognosis.

OTHER BUSINESS DEVELOPMENT UPDATES
Selumetinib / MEK inhibitor (partnered with AstraZeneca)
In 2003, AstraZeneca acquired exclusive worldwide rights to selumetinib for oncology indications from Array. Under its agreement with AstraZeneca, Array has earned $26.5 million in up-front and milestone payments to date and has the potential to earn additional selumetinib milestone payments of approximately $30 million as well as royalties on product sales. On July 28, 2017, AstraZeneca and Merck announced an agreement to share the development and commercialization costs for selumetinib monotherapy and non-PD-L1/PD-1 combination therapy opportunities. Merck will fund all development and commercialization costs of Keytruda in combination with selumetinib. AstraZeneca will fund all development and commercialization costs of Imfinzi in combination with selumetinib. Under their agreement, gross profits from selumetinib product sales generated through monotherapy or combination therapies will be shared equally. AstraZeneca will book all product sales of selumetinib and gross profits due to Merck under the collaboration will be recorded by AstraZeneca under cost of sales. Based on this, Array remains eligible to receive from AstraZeneca milestones and royalties on all future selumetinib sales, and now expects to receive a portion of certain consideration paid by Merck to AstraZeneca. Array has informed AstraZeneca that it is disputing the small consideration that AstraZeneca intends to pay Array related to both upfront and potential future milestones under AstraZeneca's agreement with Merck. Furthermore, prior to the announcement of the AstraZeneca / Merck agreement, Array informed AstraZeneca of its position that the Neurofibromatosis type 1 (NF1) development program is outside the permitted field of its license.

NEW PRECLINICAL LICENSE AND COLLABORATION AGREEMENT WITH AMGEN IN INFLAMMATION: Array to Advance Program for Autoimmune Disorders; Amgen Responsible for Clinical Development and Worldwide Commercialization
Array initiated a collaboration agreement with Amgen for the discovery and development of novel drugs for autoimmune disorders. The undisclosed target and lead inhibitors were discovered using Array's proprietary Kinase-Directed Phenotypic Screening Platform that leverages Array's deep expertise in chemistry and early lead development. Under the terms of the agreement, Amgen and Array will collaborate on preclinical development with Array leading the medicinal chemistry work. Amgen is responsible for clinical development and commercialization. In exchange for exclusive rights to Array's preclinical program, Amgen will make upfront and milestone payments, as well as pay royalties on sales of resulting therapies.

FINANCIAL HIGHLIGHTS
Novartis continues to substantially fund all ongoing trials with binimetinib and encorafenib that were active or planned as of the close of the Novartis Agreements in 2015, including the COLUMBUS Phase 3 trial. Reimbursement revenue from Novartis was approximately $107 million for the previous 12 months, of which $22 million was recorded in the quarter ending June 30, 2017.

Fourth Quarter of Fiscal 2017 Compared to Third Quarter of Fiscal 2017 (Sequential Quarters Comparison)

  Revenue for the fourth quarter of fiscal 2017 was $33.8 million, compared to $33.3 million for the prior quarter. Array achieved a $3 million milestone from Roche for advancement of ipatasertib, an AKT inhibitor, into a Phase 3 trial and a $1 million milestone from Loxo Oncology for advancement of LOXO-292, a RET inhibitor, into a Phase 1 trial.
  Cost of partnered programs for the fourth quarter of fiscal 2017 was $10.1 million, compared to $7.4 million for the prior quarter. The increase was primarily due to higher costs incurred for the BEACON CRC trial as it continues to advance.
  Research and development expense was $39.1 million, compared to $46.1 million in the prior quarter. The decrease was primarily due to reduced expenses associated with the Novartis transitioned studies.
  Loss from Operations for the quarter was $26.3 million, which includes $3 million of stock-based compensation and $0.6 million of depreciation expense.  This compares to a loss from operations of $31.9 million in the previous quarter, which included $2.9 million of stock-based compensation and $0.5 million of depreciation expense.
  Net loss for the fourth quarter was $29.6 million, or ($0.17) per share, compared to $35.3 million, or ($0.21) per share, in the prior quarter.  The decrease in net loss was primarily due to lower research and development expenses.
  Cash, Cash Equivalents and Marketable Securities as of June 30, 2017 were $235.1 million.

Fourth Quarter of Fiscal 2017 Compared to Fourth Quarter of Fiscal 2016 (Prior Year Comparison)

  Revenue for the fourth quarter of fiscal 2017 decreased $9.4 million compared to the same quarter of fiscal 2016. The decrease was primarily due to decreased reimbursement revenue for the Novartis transitioned studies.
  Cost of partnered programs increased $4.6 million compared to the fourth quarter of fiscal 2016. The increase was primarily due to higher costs incurred for the BEACON CRC trial.
  Research and development expense decreased $10.4 million, compared to the fourth quarter of fiscal 2016. The decrease was due to expenses associated with the Novartis transitioned studies.
  Net loss for the fourth quarter of fiscal 2017 was $29.6 million, or ($0.17) per share, compared to $25.0 million, or ($0.17) per share, for the same quarter in fiscal 2016.

Full Year of Fiscal 2017 Compared to Full Year of Fiscal 2016 (Prior Year Comparison)

  Revenue was $150.9 million for the fiscal year ended June 30, 2017, compared to $137.9 million  in fiscal 2016.  This increase was primarily driven by higher milestone revenue earned in 2017 from Loxo, Roche and Genetech.
  Net loss for the fiscal year ended June 30, 2017, was $116.8 million, or ($0.72) per share, compared to a net loss of $92.8 million, or ($0.65) per share, in fiscal 2016.  The increased loss was due to the higher spend on proprietary programs partially offset by higher milestone revenue.
  Net cash used in operating activities for the fiscal year ended June 30, 2017 was $39 million, compared to $70 million in fiscal 2016.  The lower cash used in 2017 was driven by receipt of a $31.2M upfront from our partner Ono.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Wednesday, August 9, 2017 at 9:00 a.m. Eastern Time to discuss these results and provide an update on the progress of its key clinical development programs. Ron Squarer, Chief Executive Officer, will lead the call.

Date:	Wednesday, August 9, 2017
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	44703107

Webcast, including Replay and Conference Call Slides: http://edge.media-server.com/m/p/af6yqtav

COLUMBUS Results

As presented at the 2016 Society for Melanoma Research Annual Congress, results from Part 1 of the COLUMBUS study showed that COMBO450 significantly extend PFS in patients with advanced BRAF-mutant melanoma, with a PFS of 14.9 months compared with 7.3 months observed with vemurafenib [hazard ratio (HR) 0.54, (95% CI 0.41-0.71, P<0.001)]. As part of the trial design, the primary analysis was based on a Blinded Independent Central Review (BICR) of patient scans, while results by local review at the investigative site were also analyzed. The table below outlines the median PFS (mPFS) results, as determined by both assessments, for COMBO450 versus vemurafenib, COMBO450 versus encorafenib, and encorafenib versus vemurafenib:

	mPFS BICR		mPFS Local Review
COMBO450 vs. Vemurafenib	COMBO450	Vemurafenib	COMBO450	Vemurafenib
	14.9 months	7.3 months	14.8 months	7.3 months
	HR (95% CI): 0.54 (0.41-0.71); P<0.001		HR (95% CI): 0.49 (0.37-0.64); P<0.001

COMBO450 vs. Encorafenib	COMBO450	Encorafenib	COMBO450	Encorafenib
	14.9 months	9.6 months	14.8 months	9.2 months
	HR (95% CI): 0.75 (0.56-1.00); P=0.051		HR (95% CI): 0.68 (0.52-0.90); P=0.006

Encorafenib vs. Vemurafenib	Encorafenib	Vemurafenib	Encorafenib	Vemurafenib
	9.6 months	7.3 months	9.2 months	7.3 months
	HR (95% CI): 0.68 (0.52-0.90); P=0.007		HR (95% CI): 0.70 (0.54-0.91); P=0.008

In this study, COMBO450 was generally well-tolerated, with a median duration of treatment of 51 weeks and median relative dose intensity for encorafenib and binimetinib of 100% and 99.6%, respectively. Grade 3/4 adverse events (AEs) that occurred in more than 5% of patients receiving COMBO450 were increased gamma-glutamyltransferase (GGT) (9%), increased blood creatine phosphokinase (CK) (7%) and hypertension (6%). The incidence of selected any grade of AEs of special interest, defined based on toxicities commonly associated with commercially available MEK+BRAF-inhibitor treatments for patients receiving COMBO450 included: rash (23%), pyrexia (18%), retinal pigment epithelial detachment (13%) and photosensitivity (5%). Full safety results of COLUMBUS Part 1 were presented at the 2016 Society for Melanoma Research Annual Congress.

COLUMBUS Part 2 was designed specifically to assess the contribution of binimetinib to the combination of binimetinib and encorafenib by reducing the dose of encorafenib to 300mg in the combination arm to allow for a comparison of equal doses across arms. In COLUMBUS Part 2, the primary analysis compared PFS in patients treated with binimetinib 45mg twice daily plus encorafenib 300mg daily (COMBO300) to patients treated with encorafenib 300mg daily as a single agent. Top-line results showed the mPFS for patients treated with COMBO300 was 12.9 months compared to 9.2 months for patients treated with single agent encorafenib, with HR of 0.77 [95% CI 0.61-0.97, p=0.029]. COMBO300 was generally well-tolerated and reported dose intensity and AEs were consistent with COMBO450 results in COLUMBUS Part 1. Further results from COLUMBUS Part 2 will be presented at ESMO 2017.

Binimetinib and encorafenib are investigational medicines and are not currently approved in any country.

Metastatic melanoma is the most serious and life-threatening type of skin cancer and is associated with low survival rates[1-2]. There are about 200,000 new cases of melanoma diagnosed worldwide each year, approximately half of which have BRAF mutations, a key target in the treatment of metastatic melanoma[1, 3, 4].

About the Phase 3 COLUMBUS Study
The COLUMBUS trial, (NCT01909453), is a two-part, international, randomized, open label Phase 3 study evaluating the efficacy and safety of the combination of binimetinib plus encorafenib to vemurafenib and encorafenib monotherapy in 921 patients with locally advanced, unresectable or metastatic melanoma with BRAF V600 mutation. Prior immunotherapy treatment was allowed. Over 200 sites across North America, Europe, South America, Africa, Asia and Australia participated in the study. Patients were randomized into two parts:

  In Part 1, 577 patients were randomized 1:1:1 to receive 45mg binimetinib plus 450mg encorafenib (COMBO450), 300mg encorafenib alone, or 960mg vemurafenib alone. The dose of encorafenib in the combination arm is 50% higher than the single agent maximum tolerated dose of 300mg.  A higher dose of encorafenib was possible due to improved tolerability when combined with binimetinib.  The primary endpoint for the COLUMBUS trial was a PFS comparison of COMBO450 versus vemurafenib. PFS is determined based on tumor assessment (RECIST version 1.1 criteria) by a Blinded Independent Central Review (BICR). Secondary endpoints include a comparison of the PFS of encorafenib monotherapy to that of COMBO450 and a comparison of overall survival (OS) for COMBO450 to that of vemurafenib alone.
  In Part 2, 344 patients were randomized 3:1 to receive 45mg binimetinib plus 300mg encorafenib or 300mg encorafenib alone. Part 2 is designed to provide additional data to help evaluate the contribution of binimetinib to the combination of binimetinib and encorafenib. As the comparison of COMBO450 to encorafenib in Part 1 did not achieve statistical significance, analyses of other endpoints including the statistical analysis conducted in Part 2 is descriptive.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Eight registration studies are currently advancing related to seven Array-owned or partnered drugs: binimetinib (MEK162), encorafenib (LGX818), selumetinib (partnered with AstraZeneca), danoprevir (partnered with Roche), ipatasertib (partnered with Genentech), larotrectinib (partnered with Loxo Oncology) and tucatinib (partnered with Cascadian Therapeutics).

References
[1] Melanoma Skin Cancer. American Cancer Society. Available at: https://www.cancer.org/cancer/melanoma-skin-cancer.html (link is external). Accessed June 2017.[2] A Snapshot of Melanoma. National Cancer Institute. Available at: https://seer.cancer.gov/statfacts/html/melan.html (link is external). Accessed June 2017.
[3] Globocan 2012: Estimated Cancer Incidence, Mortality and Prevalence Worldwide in 2012. http://globocan.iarc.fr/Pages/fact_sheets_population.aspx (link is external). Accessed June 2017.
[4] Klein O, et al. (2013) BRAF inhibitor activity in V600R metastatic melanoma. Eur J Cancer. 49(5):1073-1079.
[5] Cancer Facts & Figures 2017. American Cancer Society. Available at: https://www.cancer.org/research/cancer-facts-statistics/all-cancer-facts-figures/cancer-facts-figures-2017.html (link is external). Accessed July 2017.
[6] Saridaki Z, et al. (2013) BRAFV600E Mutation Analysis in Patients with Metastatic Colorectal Cancer (mCRC) in Daily Clinical Practice: Correlations with Clinical Characteristics, and Its Impact on Patients' Outcome. PLoS ONE 8(12): e84604. doi:10.1371/journal.pone.0084604
[7] Sorbye H, et al. (2015) High BRAF Mutation Frequency and Marked Survival Differences in Subgroups According to KRAS/BRAF Mutation Status and Tumor Tissue Availability in a Prospective Population-Based Metastatic Colorectal Cancer Cohort. PLoS ONE 10(6): e0131046. doi:10.1371/journal.pone.0131046
[8] Loupakis F, et al. (2009) KRAS codon 61, 146 and BRAF mutations predict resistance to cetuximab plus irinotecan in KRAS codon 12 and 13 wild-type metastatic colorectal cancer. British Journal of Cancer 101(4), 715 – 721
[9] Vecchione, et al. (2016) A Vulnerability of a Subset of Colon Cancers with Potential Clinical Utility. Cell 165, 317–330
[10] Boland, C. Richard, et al. (2010) Microsatellite Instability in Colorectal Cancer. Gastroenterology, 138(6): 2073–2087.e3. doi:10.1053/j.gastro.2009.12.064
[11] Ulivi et al., J Transl Med. 2012
[12] Saridaki et al., PLoS One. 2013
[13] Loupakis et al., Br J Cancer. 2009
[14] De Roock et al., Lancet Oncol, 2010
[15] Peeters et al., ASCO 2014
[16] Kopetz et al., ASCO 2017
[17] Seymour et al., Lancet Oncol, 2013 (supplementary appendix)

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, including the timing of regulatory filings for binimetinib/encorafenib, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs, our future capital requirements and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks relating to the regulatory approval process for our drug candidates, which may not result in approval for our drug candidates, cause delays in development or require that we expend more resources to obtain approval than expected; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of August 9, 2017. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Reimbursement revenue - Novartis	$ 21,843	$ 33,418	$ 107,197	$107,330
Collaboration revenue	5,962	7,873	23,811	26,673
License and milestone revenue	5,973	1,914	19,844	3,876
Total revenue	33,778	43,205	150,852	137,879

Operating expenses
Cost of partnered programs	10,092	5,444	35,395	23,166
Research and development for proprietary programs	39,098	49,504	178,199	160,655
General and administrative	10,926	10,565	39,336	36,267
Total operating expenses	60,116	65,513	252,930	220,088

Loss from operations	(26,338)	(22,308)	(102,078)	(82,209)

Other income (expense)
Impairment loss related to cost method investment	—	—	(1,500)	—
Realized gain on investments and other	112		897	—
Change in fair value of notes payable	(500)		(2,600)	—
Interest income	286	76	796	243
Interest expense	(3,152)	(2,782)	(12,333)	(10,874)
Total other expense, net	(3,254)	(2,706)	(14,740)	(10,631)

Net loss	$ (29,592)	$ (25,014)	$(116,818)	$ (92,840)

Net loss per share - basic	$ (0.17)	$ (0.17)	$ (0.72)	$ (0.65)
Net loss per share - diluted	$ (0.17)	$ (0.17)	$ (0.72)	$ (0.65)

Weighted average shares outstanding - basic	170,779	143,475	163,207	142,964
Weighted average shares outstanding - diluted	170,779	143,475	163,207	142,964

Summary Balance Sheet Data
(Unaudited)
(in thousands)
	June 30, 2017	June 30, 2016

Cash, cash equivalents and marketable securities	$ 235,055	$ 110,538
Working capital	$ 188,026	$ 102,867
Total assets	$ 279,145	$ 168,900
Long-term debt, net	$ 121,305	$ 113,655
Total stockholders' equity (deficit)	$ 11,727	$ (37,932)

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com